Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Ebix, Inc. and subsidiaries (the Company) for the year ended December 31, 2008 of our reports dated March 30, 2009 included in its Registration Statements (Form S-1 Nos. 333-144538 and 333-150371; Form S-3 Nos. 333-112616, 333-64368, 333-12781, and 33-62427; and Form S-8 Nos. 333-128086, 333-64664, 333-59242, 333-46066, 333-23261, and 33-62901) relating to the consolidated balance sheet of the Company as of December 31, 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2008, the related consolidated financial statement schedule for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2008.

/s/ Cherry, Bekaert & Holland LLP

Atlanta, Georgia
March 30, 2009